Exhibit 99.1

EARNINGS RELEASE
By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

CONTACTS:	R. Jordan Gates Bradley S. Powell
President and Chief Operating Officer    Senior Vice President and Chief Financial Officer
(206) 674-3427     (206) 674-3412
FOR IMMEDIATE RELEASE
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EXPEDITORS ISSUES EARNINGS GUIDANCE

SEATTLE, WASHINGTON - April 19, 2012, Expeditors International of Washington, Inc. (NASDAQ:EXPD) announced today that preliminary results indicate its first quarter 2012 net earnings attributable to shareholders are expected to fall in the range of $.35 - $.37 per share.1, 2 Analysts' estimates for the 2012 first quarter range from $.40 to $.45 per share, with a consensus of $.43.2

“The Company has been very cautionary in its past two earnings releases about the fragility of the global economy and its potential impacts on future results,” said Peter J. Rose, Chairman and Chief Executive Officer. We've been saying for over six months now that things in the global economy just didn't seem to us to be as encouraging as a lot of the pundits were projecting. Our preliminary data seems to reveal a trend where existing customers, particularly airfreight customers, are shipping at lower volumes than we experienced during the 2011 first quarter. From our own perspective, as we proceed forward in 2012, we need to be even more aggressive in cost containment and more focused on both expanding our customer base and further extending our business reach with existing customers,” Rose concluded.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 186 full-service offices and 63 satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Expeditors is scheduled to release its first quarter 2012 results on May 2, 2012, after the market opens.

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1Diluted earnings attributable to shareholders per share.
2Inclusive of the €4.14 million ($5.5 million) fine recently levied by the European Commission (EC), as previously announced on March 29, 2012.

Disclaimer on Forward-Looking Statements:
Certain portions of this release contain forward-looking statements which are based on certain assumptions, including finalization of our accounts, and expectations of future events that are subject to risks and uncertainties, including comments on future ability to contain operating costs, expand our customer base and retain existing customers. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our ability to maintain consistent and stable operating results, future success of our business model, ability to perpetuate profits, changes in customer demand for Expeditors’ services caused by a general economic slow-down, customers’ inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, regulatory actions or changes or the unpredictable acts of competitors and other risks, risk factors and uncertainties detailed in our Annual Report filed with the Securities and Exchange Commission.